SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): 09/06/2007

Vermillion, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-31617

DE (State or other jurisdiction of incorporation)	33-059-5156 (IRS Employer Identification No.)
6611 Dumbarton Circle Fremont, CA 94555
(Address of principal executive offices, including zip code)
510.505.2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On September 7, 2007, Vermillion, Inc. (the “Company”) announced that on September 6, 2007 it received a letter from the Nasdaq Stock Market that indicated the Company is not in compliance with Marketplace Rule 4310(c)(4) because the bid price of its common stock has closed under $1.00 for the last 30 business days.
     Pursuant to Nasdaq Marketplace Rule 4310(c)(8)(D), the Company has been provided an initial period of 180 calendar days, or until March 4, 2008, to regain compliance. The letter states the Nasdaq staff will provide written notification that the Company has achieved compliance with Rule 4310(c)(4) if at any time before March 4, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.
     If the Company cannot demonstrate compliance with Rule 4310(c)(4) by March 4, 2008, the Nasdaq staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria set forth in Nasdaq Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets the initial listing criteria, the Nasdaq staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Nasdaq staff will provide written notice that the Company’s securities will be delisted. At that time, the Company may appeal the Nasdaq staff’s determination to delist its securities to a Listing Qualifications Panel.
     A copy of the Company’s press release announcing receipt of the notice of noncompliance from Nasdaq is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits

Exhibit
Number	Description
99.1	Press release of the Company dated September 7, 2007 — “Vermillion, Inc. Announces Receipt of Notice of Noncompliance from Nasdaq”

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ciphergen Biosystems, Inc.
Date: September 7, 2007	By:	/s/ Gail S. Page
Gail S. Page
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release of the Company dated September 7, 2007 — “Vermillion, Inc. Announces Receipt of Notice of Noncompliance from Nasdaq”